Exhibit 10.1

Axiall Corporation 1000 Abernathy Road NE Suite 1200 Atlanta, Georgia 30328

August 4, 2015

Joe Breunig

Re:    Separation Agreement

Dear Joe:

This letter (“Separation Agreement”) sets forth the terms and conditions of your separation from Axiall Corporation.  Your employment as Executive Vice President, Chemicals ends effective September 1, 2015 (“Separation Date”).  As of the Separation Date, you will no longer hold any position as an officer or employee of the Company’s subsidiaries and affiliates, and will promptly execute any such documents and take such actions as may be necessary or reasonably requested to effectuate or memorialize the separation of your employment.

1.	SEVERANCE BENEFITS

In consideration for you signing this Separation Agreement no earlier than the Separation Date, you will receive payments and benefits as specified in Exhibit A attached hereto (the “Severance Benefits”).  You acknowledge that the compensation and benefits provided under this Separation Agreement are greater than what you would be legally entitled to receive in the absence of this Separation Agreement.

2.	RESTRICTIVE COVENANTS

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Paragraph 8 of each of the Restricted Stock Unit Agreements granted to you in May 2013, May 2014 and May 2015 (collectively, the “RSU Agreements”) and the post-employment covenants set forth in any applicable equity incentive agreement.

Joe Breunig

3.	WAIVER AND RELEASE

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents, subsidiaries and affiliates (the “Axiall Companies”), and any and all past, present, or fReduture related persons or entities, including but not limited to the Company’s and the Axiall Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Axiall Corporation (the “Released Parties”) from, any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Separation Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, the federal Age Discrimination in Employment Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts.  You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.

The above release does not waive claims (i) that may arise after you sign this Separation Agreement, (ii) which cannot be released by private agreement or (iii) to enforce the terms of this Separation Agreement, including the payment of the compensation and benefits specified in Exhibit A.

4.	COVENANT NOT TO SUE

You understand that this release will be final and binding.  You promise that you will not pursue any claim that you have settled by this release.  You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint.  The

Joe Breunig

Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or other corporate governing law or instruments.

5.	NO RE-EMPLOYMENT

You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

6.	REVIEW OF SEPARATION AGREEMENT

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.

7.	RETURN OF PROPERTY

You affirm that you have returned to the Company all Company Property, as described more fully below.  “Company Property” includes company-owned motor vehicles, equipment, supplies and documents.  You further agree that you will not retain any copies or duplicates of any such Company Property.

8.	NON-DISPARAGEMENT

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or Axiall Companies, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.  The Company shall direct the officers and directors of the Company and Axiall Companies not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about you. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

9.	NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation

Joe Breunig

Agreement and not on any other promise made by the Company or Axiall Companies.  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

This Separation Agreement contains the entire agreement between the Company, other Axiall Companies and you regarding your departure from the Company, provided that, except as set forth in Paragraph 2 above, all post-employment covenants contained in Paragraph 8 of the RSU Agreements or in any other equity incentive agreement, remain in full force and effect.  The Severance Benefits are in full satisfaction of all compensation arrangements between you and the Company and any severance benefits under the Company’s Executive Officer and Key Employee Severance Plan.

You have at least twenty-one (21) days to consider the terms of this Separation Agreement and, if you execute it prior to the expiration of such period, knowingly waive the right to consider it for twenty-one days.  You may, for a period of seven (7) days following the execution of this Separation Agreement, revoke your acceptance of it.  This revocation must be done in writing and delivered to the Company’s Legal Department before the close of business on the seventh day.  This Agreement shall not become effective until the expiration of this seven-day revocation period.

On behalf of all of the senior leaders of the Company, I thank you for your contributions and years of service to Axiall Corporation and its predecessor companies.

AXIALL CORPORATION

By: Dean Adelman

Accepted and agreed to:

Joe Breunig

Date:

Joe Breunig

Exhibit A

Severance and Other Benefits*

1.

Severance benefits under the Axiall Corporation Executive Officer and Key Employee Severance Plan (the “Severance Plan”), which severance benefits consist of the following (as further described in, and qualified by reference to, the Severance Plan):

•

A lump sum cash payment equal to 1 times your base salary (as in effect immediately prior to the Separation Date) in an amount equal to $532,098.00, payable on April 1, 2016 (or, in the event of death prior to April 1, 2016, within thirty (30) days following your death);

•

A lump sum cash payment equal to 1 times your target payment under the Company’s short term cash incentive plan for the year in which the Separation Date occurs in an amount equal to $399,073.50, payable on April 1, 2016 (or, in the event of death prior to April 1, 2016, within thirty (30) days following your death);

•

Monthly COBRA reimbursement payments as calculated under the Severance Plan until the earlier of (a) your eligibility for group health benefits through new employment or otherwise, or (b) 18 months after the Separation Date, which amount shall not exceed $25,270.00; and

•	Payment for outplacement benefits provided by a Company-selected service group up to a maximum of $25,000.00 during the 12 consecutive months after the Separation Date.

2.

Treatment of outstanding equity awards in accordance with the terms of the applicable equity incentive plans and related equity award agreements, including the following benefits (as further described in, and qualified by reference to, such plans and agreements):

•	Fully vested Restricted Stock Units as of the Separation Date are as follows:

* Except where expressly provided, all benefits will be paid or provided in the manner and at the time specified in the underlying plan or agreement, or as required under applicable law.

Joe Breunig

Type	Grant Date	Lapse/ Performance Date	Vested Shares	Lapse/ FMV Price
RSU	Sept. 1, 2010	Sept. 1, 2012	13,270	$39.64
RSU		Sept. 1, 2013	13,270	$40.03
RSU		Sept. 1, 2014	13,270	$41.58
		Sept. 1, 2015	13,270	(TBD)
RSU	May 20, 2013	May 20, 2014	2,308	$43.14
RSU		May 20, 2015	2,308	$36.79
RSU	March 4, 2013	March 4, 2014	853	$42.29
RSU		March 4, 2015	852	$47.63
PRSU	May 16, 2011	May 16, 2014	21,232	$43.90
PRSU	May 21, 2012	May 21, 2015	31,287	$35.90
PRSU	May 20, 2013	May 20, 2015	13,848	$36.79
PRSU	May 19, 2014	May 19, 2015	3,835	$36.72

•

Pro-rata vesting of the Performance Restricted Stock Units granted to you in May 2014 and May 2015 pursuant to the Company’s form of TSR-Based Performance Restricted Stock Unit Agreement, with the pro-rata amount (a) based on the number of full weeks from the date of grant until the Separation Date relative to the total number of full weeks in the performance period, and (b) determined and contingent upon actual achievement of the applicable management objectives, as follows:

Grant Date	Performance Date	Full Performance Period	Full Grant	Pro Rata Performance Period	Pro Rata Target Grant
May 19, 2014	May 19, 2017	156 weeks	11,067	67 weeks	4,753
May 19, 2015	May 19, 2018	156 weeks	13,098	15 weeks	1,259

3.

Accrued salary, and vested benefits under the Deferred Compensation Plan, the Axiall Corporation Supplemental Executive Retirement Plan (DC SERP), and the Axiall Corporation 401(k) Retirement Savings Plan.  Deferred Compensation Plan and DC SERP balances as of July 16, 2015 follow:

Plan	Deferred Balance	Election
Deferred Compensation Plan (Post-2004)	$30,834.95	10 Annual Installments
Deferred Compensation Plan – Current Year	$15,061.93	10 Annual Installments
Match Restoration Account	$22,790.26	10 Annual Installments
DC SERP – 2010 Contribution	$36,000.00	Lump Sum
DC SERP – 2011 Contribution	$113,450.00	Lump Sum
DC SERP – 2012 Contribution	$121,898.00	Lump Sum
DC SERP – 2013 Contribution	$130,252.00	Lump Sum
DC SERP – 2014 Contribution	$138,447.00	3 Annual Installments